Delisting Determination, The Nasdaq Stock Market, LLC, January 13, 2026 DIH Holding US, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of DIH Holding US, Inc. effective at the opening of the trading session on February 2, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(A).The Company was notified of the Staff determination on September 2, 2025.
On September 9, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(a)(1) and 5250(c)(1).The Company was notified of the Staff determination on September 12, 2025. Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(C).The Company was notified of the Staff determination on October 7, 2025.
On October 16, 2025 the hearing was held.
On November 3, 2025 the Panel reached a
decision and a Decision letter was issued on November 5, 2025.
On November 5, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company security was suspended on November 7, 2025.
The Staff determination to delist the Company securities became final on December 22, 2025.